Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Andrew Lipsman
comScore, Inc.
312-775-6510
press@comscore.com
comScore Elects New Director and Nominates Two Others
RESTON, VA, May [14], 2008 – comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced the election on May 9, 2008 of a new member of its board of directors — Jeffrey Ganek. Mr. Ganek will be seated as an immediate addition to the board of directors. In addition, comScore announced that William Katz and Jarl Mohn have been nominated for election at comScore’s annual meeting of stockholders to be held on June 4, 2008.
“Our new board members will bring to comScore a deep understanding of current and evolving areas of the digital marketplace,” commented Magid M. Abraham, PhD, president and CEO of comScore, Inc. “Their extensive and varied experiences will serve us well as comScore pursues its expansion strategy that encompasses multiple media including the Internet, the mobile Internet and digital TV measurement.”
Jeffrey Ganek has been chairman and chief executive officer of NeuStar, Inc., a company that provides clearinghouse services to the telecommunications industry, since December 1999.  From 1995 to 1999, Mr. Ganek was senior vice president and managing director of Communications Industry Services at Lockheed Martin.  The Communications Industry Services group of Lockheed Martin was acquired from Lockheed Martin in 1999 to form NeuStar. From 1993 to 1995, he was vice president, Asia Operations for Global TeleSystems Group, a communications service provider in Europe and Asia.  Previously, Mr. Ganek was vice president of marketing at GTE Spacenet, director of marketing and corporate development at MCI Communications Corporation, and held various positions at AT&T.  Mr. Ganek holds an M.S. in Public Policy and Management and a B.S. in Economics from Carnegie-Mellon University.
Jarl Mohn has served on the board of directors of CNET Networks, Inc. since December 2003 and as non-executive chairman since October 2006. Mr. Mohn currently serves on the board of directors of E.W. Scripps Company and XM Satellite Radio, Inc. Mr. Mohn was the founding president and CEO of Liberty Digital Inc., a publicly traded subsidiary of Liberty Media Group involved in interactive television, cable television networks and Internet enterprises, and served as its chief executive officer from June 1999 to March 2002. Prior to founding

Liberty Digital, he was president and chief executive officer of E! Entertainment Television, executive vice president and general manager of MTV and VH1, and spent 20 years in radio. Mr. Mohn attended Temple University where he studied mathematics and philosophy.
William Katz is non-executive chairman of the board of directors of Visible World Inc., a privately-held multimedia marketing services provider.  From 1996 to 2004, Mr. Katz served as president and chief executive officer of BBDO New York, the flagship office of BBDO Worldwide, the world’s third largest global agency network.  Mr. Katz also currently serves on the board of directors of Papaya King, a privately-held restaurant chain.  Mr. Katz holds a B.A. in business and psychology from American University.
Directors Tom Berman and Fred Wilson are not standing for re-election at comScore’s annual meeting of stockholders to be held June 4, 2008. “We are most grateful for the many contributions of Tom Berman and Fred Wilson, who will be departing our board of directors after several years of dedicated service,” said Gian M. Fulgoni, comScore’s executive chairman. “Fred Wilson was one of the first venture capital investors in comScore following our founding in August 1999, and he has been a board member since that time. We owe him a sincere debt of gratitude for his many contributions over the years. Tom joined our board in 2001 when his venture capital firm, Adams Street Partners, led one of comScore’s financing rounds. We thank both Fred and Tom for their thoughtful advice and counsel that has helped comScore grow from a start up into a leading supplier of digital marketing intelligence.”
About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world. This capability is based on a massive, global cross-section of more than 2 million consumers who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that captures and integrates their attitudes and intentions. Through its proprietary technology, comScore measures what matters across a broad spectrum of behavior and attitudes. comScore analysts apply this deep knowledge of customers and competitors to help clients design powerful marketing strategies and tactics that deliver superior ROI. comScore services are used by over 900 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Cyworld, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestlé, Starcom, Universal McCann, the United States Postal Service, Verizon, ViaMichelin, Merck and Expedia. For more information, please visit www.comscore.com.
Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, the expected election of Jarl Mohn and William Katz to comScore’s board of directors at the 2008 Annual Meeting of Stockholders and the understanding and experience that the new members of comScore’s board of directors are expected to bring to comScore. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to, comScore’s reliance on its management team and key personnel to grow its business.
For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2007 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.